Exhibit 4.2

STOCK PURCHASE AGREEMENT AMONG
FINGERHUT DIRECT MARKETING, INC.,
BAIN CAPITAL VENTURE FUND, L.P.,
BATTERY VENTURES VI, L.P.,
PETTERS COMPANY, INC.,
THEODORE DEIKEL,
AND
THE OTHER PURCHASERS NAMED ON SCHEDULE I HERETO
Dated as of February 24, 2004

TABLE OF CONTENTS

1. Authorization of Securities	2
2. Sale and Purchase of the Securities	2
3. Closing; Payment of Purchase Price	3
4. Representations and Warranties of the Purchasers	3
4.1. Organization	3
4.2. Validity	3
4.3. Brokers	3
4.4. Investment Representations and Warranties	3
4.5. Acquisition for Own Account	4
4.6. Ability to Protect Its Own Interests and Bear Economic Risks	4
4.7. Accredited Investor	4
4.8. Access to Information	4
4.9. Restricted Securities	4
4.10. No Public Market	4
5. Representations and Warranties by the Company	4
5.1. Capitalization	5
5.2. Due Issuance and Authorization of Capital Stock	5
5.3. Organization	6
5.4. Subsidiaries	6
5.5. Consents	6
5.6. Authorization; Enforcement	6
5.7. Issuance of Shares	6
5.8. No Conflicts	7
5.9. Material Contracts	7
5.10. Right of First Refusal; Stockholders Agreement; Voting and Registration Rights	7
5.11. Previous Issuances Exempt	8
5.12. No Integrated Offering	8
5.13. Absence of Certain Changes; Financial Statements	8
5.14. No Undisclosed Material Liabilities	9
5.15. Litigation	10
5.16. Taxes	10
5.17. Employee Benefit Plans	10
5.18. Compliance with Laws	11
5.19. Brokers	11
5.20. Environmental Matters	11
5.21. Intellectual Property Matters	12
5.22. Related-Party Transactions	15
5.23. Title to Property and Assets	15
5.24. Disclosure	16
5.25. Corporate Records; Minute Books	16
5.26. Absence of Changes	16
5.27. Illegal Payments	17
5.28. Suppliers and Vendors	18

6. Conditions of Parties’ Obligations	18
6.1. Conditions of the Purchasers’ Obligations	18
6.2. Conditions of the Company’s Obligations	21
6.3. Conditions of Each Party’s Obligations	22
7. Transfer Restrictions; Restrictive Legend	22
8. Registration, Transfer and Substitution of Certificates for Shares	23
8.1. Stock Register; Ownership of Securities	23
8.2. Replacement of Certificates	23
9. Definitions	23
10. Enforcement	25
10.1. Cumulative Remedies	26
10.2. No Implied Waiver	26
11. Miscellaneous.	26
11.1. Waivers and Amendments	26
11.2. Notices	26
11.3. Indemnification	28
11.4. No Waivers	28
11.5. Successors and Assigns	28
11.6. Headings	28
11.7. Governing Law	28
11.8. Expenses	28
11.9. Jurisdiction	29
11.10. Waiver of Jury Trial	29
11.11. Counterparts; Effectiveness	30
11.12. Entire Agreement	30
11.13. Severability	30
11.14. Exculpation Among Purchasers	30
11.15. Non-Disclosure	31

ii

LIST OF EXHIBITS

EXHIBIT	A	Amended and Restated Certificate of Incorporation
EXHIBIT	B	Form of Investor Rights Agreement
EXHIBIT	C	Form of Stockholders Agreement
EXHIBIT	D	Form of Opinion of Counsel
EXHIBIT	E	Form of Company Non-compete, Confidentiality and Inventions Agreement
EXHIBIT	F	Form of Management Rights Letter
EXHIBIT	G	Citigroup Term Sheet
EXHIBIT	H	List of Certain Senior Management Employees
EXHIBIT	I	Form of Guarantor Agreement

STOCK PURCHASE AGREEMENT
          This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 24th day of February, 2004 (the “Purchase Date”) by and among Fingerhut Direct Marketing, Inc., a Delaware corporation (the “Company”), Bain Capital Venture Fund, L.P., a Delaware limited partnership (“Bain Capital”), certain Affiliates of Bain Capital listed on Schedule I attached hereto, Battery Ventures VI, L.P., a Delaware limited partnership (“Battery Ventures”), certain Affiliates of Battery Ventures listed on Schedule I, Petters Company, Inc., a Minnesota corporation (“PCI”), Theodore Deikel (“Deikel”) and the other purchasers listed on Schedule I (each such purchaser, including Bain Capital, Battery Ventures, PCI and Deikel, is referred to herein as a “Purchaser,” and such purchasers collectively are referred to herein as the “Purchasers”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 9 hereof.
WITNESSETH
          WHEREAS, the Company desires to issue and to sell to the Purchasers, and the Purchasers desire to purchase from the Company, the shares of Series A Preferred Stock (as hereinafter defined), all in accordance with the terms and provisions of this Agreement;
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:
     1. Authorization of Securities. The Company has authorized the issuance and sale of up to 597,469,749 shares of its Series A Convertible Preferred Stock, par value $.00001 per share (“Series A Preferred Stock”), which will be convertible into shares of the Company’s common stock, par value $.00001 per share (the “Common Stock”), and which will have the rights, preferences and privileges set forth in the form of Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit A (the “Amended and Restated Certificate of Incorporation”). The shares of Common Stock into which the Series A Preferred Stock is convertible are sometimes referred to herein as the “Conversion Shares” and the shares of Series A Preferred Stock and the Conversion Shares are sometimes referred to herein collectively as the “Securities”.
     2. Sale and Purchase of the Securities. Upon the terms and subject to the conditions herein contained, the Company agrees to sell to the Purchasers, and each Purchaser agrees, severally and not jointly, to purchase from the Company, at the Closing (as defined below), the number of shares of Series A Preferred Stock set forth in the column Shares Purchased opposite such Purchaser’s name on Schedule I, for a purchase price per share of $0.10511 (the “Purchase Price”), payable either in cash or by the surrender of instruments or other evidence of indebtedness as described in Schedule I to the extent set forth therein.
     3. Closing; Payment of Purchase Price. The closing (the “Closing”) with respect to the transaction contemplated in Section 2 hereof shall take place at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts at 10:00 a.m. on February , 2004, or at

such other time and place as the Company and Purchasers may agree (the “Closing Date”). At the Closing, the Company shall deliver to each Purchaser a certificate representing the Series A Preferred Stock which such Purchaser is purchasing at the Closing, registered in the name of such Purchaser, against delivery to the Company by such Purchaser of a wire transfer in the amount of the Purchase Price therefor. In the event that payment by a Purchaser is to be made, in whole or in part, by cancellation of indebtedness, then such Purchaser shall surrender to the Company for cancellation at the Closing any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company.
     4. Representations and Warranties of the Purchasers; Register of Securities; Restrictions on Transfer. Each Purchaser, severally as to itself and not jointly, represents and warrants to the Company as of the Closing as follows:
          4.1. Organization. In the case of a Purchaser that is an entity, such Purchaser is validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate, limited liability company, or partnership power (as the case may be) and authority to enter into this Agreement and the other Transaction Documents and instruments referred to herein to which it is a party and to consummate the transactions contemplated hereby and thereby.
          4.2. Validity. The execution, delivery and performance of this Agreement, and the other Transaction Documents and instruments referred to herein, in each case to which such Purchaser is a party, and the consummation by such Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser, and the other Transaction Documents and instruments referred to herein to which it is a party will be duly executed and delivered by such Purchaser, and each such agreement constitutes or will constitute a valid and binding obligation of such Purchaser enforceable against it in accordance with its terms.
          4.3. Brokers. There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of such Purchaser who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.
          4.4. Investment Representations and Warranties. Such Purchaser understands that the issuance of the Securities to the Purchasers has not been, and will not be, registered under the Securities Act.
          4.5. Acquisition for Own Account. Such Purchaser is acquiring the Securities for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act.
          4.6. Ability to Protect Its Own Interests and Bear Economic Risks. Such Purchaser, by reason of the business and financial experience of its management, has the capacity to protect its own interests in connection with the transactions contemplated by this

Agreement. Such Purchaser is able to bear the economic risk of an investment in the Securities and is able to sustain a loss of all of its investment in the Securities without economic hardship if such a loss should occur.
          4.7. Accredited Investor. Such Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.
          4.8. Access to Information. Such Purchaser has been given access to all Company documents, records, and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants, and representatives concerning the Company’s business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Securities. The representations of Purchasers contained in this Section 4.8 shall not effect the ability of the Purchasers to rely on the representations and warranties made by the Company pursuant to Section 5 of this Agreement.
          4.9. Restricted Securities.
          (a) Such Purchaser understands that the Securities will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances.
          (b) Such Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available.
          (c) Such Purchaser is aware of the provisions of Rule 144 under the Securities Act which permit limited resale of securities purchased in a private placement.
          4.10. No Public Market. Such Purchaser understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Securities.
     5. Representations and Warranties by the Company. The Company represents and warrants to each Purchaser as of the Closing as follows:
5.1.	Capitalization.
          (a) As of the date hereof, and after giving effect to the filing of the Amended and Restated Certificate of Incorporation and the Closing, the authorized capital stock of the Company consists of 1,080,000,000 shares of Common Stock, par value $0.00001 per share, and 597,469,749 shares of preferred stock, par value $0.00001 per share (“Preferred Stock”), of which 597,469,749 shares will be designated Series A Preferred Stock. As of the date hereof, and after giving effect to the filing of the Amended and Restated Certificate of Incorporation and the Closing, there are outstanding 597,469,749 shares of Series A Preferred Stock and 62,931,035 shares of Common

Stock, and 83,465,148 shares of Common Stock are reserved for issuance under the Company’s current stock option plan (of which options representing 26,754,361 shares of Common Stock have been granted to employees). The Company has no other shares of capital stock authorized, issued or outstanding. A capitalization table presenting the capitalization of the Company after giving effect to the filing of the Amended and Restated Certificate of Incorporation and the Closing is set forth on Schedule 5.1(a) hereto.
          (b) As of the date hereof, (i) other than outstanding warrants exercisable for 48,361,030 shares of Common Stock and as set forth in Schedule 5.1(a),there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock, nor are any such issuances or arrangements contemplated other than pursuant to the Company’s stock option plan in existence on the date hereof, the details of which are set forth on Schedule 5.1(a) hereto; (ii) there are no agreements or arrangements under which the Company is or may become obligated to register the sale of any of its securities under the Securities Act; (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof, except as required by the Amended and Restated Certificate of Incorporation; and (iv) except as set forth in Schedule 5.1(a) hereto, the Company has not reserved any shares of capital stock for issuance pursuant to any stock option plan or similar arrangement.
          5.2. Due Issuance and Authorization of Capital Stock. All of the outstanding shares of capital stock of the Company have been validly issued and are fully paid and non-assessable. The sale and delivery of the shares of Series A Preferred Stock to each Purchaser pursuant to the terms hereof and the issuance of the Conversion Shares upon conversion of the shares of Series A Preferred Stock will vest in the holder thereof legal and valid title to such Securities, free and clear of any lien, claim, judgment, charge, mortgage, security interest, pledge, escrow, equity or other encumbrance (collectively, “Encumbrances”) other than any Encumbrances created by such Purchaser.
          5.3. Organization. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company, (c) has its principal place of business and chief executive office in the State of Minnesota and (d) has all requisite corporate power and authority to own or lease and operate its assets and carry on its business as presently being conducted and proposed to be conducted.
          5.4. Subsidiaries. Except as set forth on Schedule 5.4, the Company has no Subsidiaries.

          5.5. Consents. Except as set forth on Schedule 5.5, neither the execution, delivery or performance of the Amended and Restated Certificate of Incorporation, this Agreement or the other Transaction Documents by the Company, nor the consummation by it of the obligations and transactions contemplated hereby or thereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Securities) requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than (a) the filings required to comply with the Company’s registration obligations under the Investor Rights Agreement, and (b) the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware.
          5.6. Authorization; Enforcement. The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities). The execution, delivery and performance by the Company of each of the Transaction Documents, the execution and filing of the Amended and Restated Certificate of Incorporation, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. The Company has taken all actions under its certificate of incorporation and its By-laws (the “Charter Documents”) as may be necessary or advisable to provide the Purchasers with the rights hereby contemplated.
          5.7. Issuance of Shares. The Securities have been duly authorized and a sufficient number of shares of authorized but unissued shares of Common Stock have been reserved for issuance upon conversion of the Series A Preferred Stock, and upon such issuance or conversion in accordance with the terms of this Agreement or the Amended and Restated Certificate of Incorporation, as the case may be, all such Securities will be duly authorized, validly issued, fully paid and non-assessable, and free from all taxes and Encumbrances, and will not be subject to preemptive rights or other similar rights of stockholders of the Company, and will not impose personal liability upon the holder thereof.
          5.8. No Conflicts. Except as set forth on Schedule 5.8, the execution, delivery and performance of each of the Transaction Documents, the execution and filing of the Amended and Restated Certificate of Incorporation, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance, as applicable, of the Series A Preferred Shares and the Conversion Shares) will not (a) result in a violation of the Charter Documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any agreement, lease, mortgage, license, indenture, instrument or other contract to which the Company or any Subsidiary is a party, (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (d) result in the creation of any Encumbrance upon any of their assets. Except as set forth on Schedule 5.8, the Company is not in violation of its Charter Documents, and neither the Company nor any of its Subsidiaries is in default (and no event has occurred which, with notice or lapse of time or both, would cause the Company to be in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any Subsidiary is a party. The business of the Company is not being conducted in violation in any material respect of any law, ordinance or regulation of any Governmental Entity.
          5.9. Material Contracts. Each Material Contract of the Company and each of its Subsidiaries is listed on Schedule 5.9 hereof. Each such contract is the legal, valid and binding obligation of the Company or the applicable Subsidiary, enforceable against the Company or the applicable Subsidiary in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and by general equitable principles. Except as set forth on Schedule 5.9 hereof, there has not occurred any material breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any person, or any combination thereof, would constitute a material breach, violation or default by the Company or the applicable Subsidiary under any such contract or, to the knowledge of the Company, by any other person to any such contract. Neither the Company nor any Subsidiary has been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.
          5.10. Right of First Refusal; Stockholders Agreement; Voting and Registration Rights. Except as set forth on Schedule 5.10, and except with respect to any rights granted to the Purchasers pursuant to the terms of the Amended and Restated Certificate of Incorporation, this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, no party has any right of first refusal, right of first offer, right of co-sale, preemptive right or other similar right regarding the Company’s securities. Except as set forth on Schedule 5.10, there are no provisions of the Charter Documents, no agreements to which the Company is a party and no agreements by which the Company is bound other than the Amended and Restated Certificate of Incorporation, this Agreement or the other Transaction Documents, which (a) may affect or restrict the voting rights of the Purchasers with respect to the Securities in their capacity as stockholders of the Company, (b) restrict the ability of the Purchasers, or any successor thereto or assignee or transferee thereof, to transfer the Securities, (c) would adversely affect the Company’s or any Purchaser’s right or ability to consummate the transactions contemplated by this Agreement or comply with the terms of the other Transaction Documents or the Amended and Restated Certificate of Incorporation and the transactions contemplated hereby or thereby, (d) require the vote of more than a majority of the Company’s issued and outstanding Common Stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a class vote under Delaware law, or (e) entitle any party to nominate or elect any director of the Company or require any of the Company’s stockholders to vote for any such nominee or other person as a director of the Company in each case.
          5.11. Previous Issuances Exempt. All shares of capital stock and other securities issued by the Company prior to the Closing Date have been issued in transactions exempt from the registration requirements under the Securities Act and all applicable state securities or “blue sky” laws, and in compliance with all applicable corporate laws. The Company has not violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the issuance of any shares of capital stock or other securities prior to the Closing Date. The Company has not offered any of its capital stock, or any other securities, for sale to, or solicited any offers to buy any of the foregoing from the Company, or otherwise approached or negotiated with any other person in respect thereof, in such a manner as to require registration under the Securities Act.
          5.12. No Integrated Offering. Neither the Company, nor any of its Affiliates or any other person acting on the Company’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Securities nor have any of such persons made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities under the Securities Act or cause this offering of Securities to be integrated with any prior offering of securities of the Company for purposes of the Securities Act.
          5.13. Absence of Certain Changes; Financial Statements.
          (a) The Company has provided to the Purchasers true and correct copies of its unaudited consolidated balance sheet and the related statements of operation, accumulated deficit and cash flows (including notes thereto) for the period from June 11, 2002 (the date of inception) through October 31, 2003 (the “Balance Sheet Date”), and the unaudited consolidated balance sheets dated as of October 31, 2003 and the related statements of operation, accumulated deficit and cash flows for the nine months ended October 31, 2003 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position and operating results of the Company as of the respective dates therein, and in the case of unaudited Financial Statements, subject to normal year-end audit adjustments and the absence of footnotes. The Financial Statements are in accordance with the books and records of the Company.
          (b) Except as set forth on Schedule 5.13 or as contemplated by this Agreement, or in connection with the Amended and Restated Certificate of Incorporation, this Agreement or the other Transaction Documents, since the Balance Sheet Date, there has not been:
     (1) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of its capital stock of the Company;
     (2) any amendment of any term of any outstanding security of the Company;
     (3) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by the Company of any contract or other right, other than transactions, commitments, contracts, agreements or settlements (excluding settlements of litigation and tax proceedings) in the ordinary course of business or those contemplated by this Agreement;
     (4) any (w) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company, (x) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (y) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (z) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or senior employees of the Company, in each case, other than in the ordinary course of business consistent with past practice; or
     (5) any material tax election made or changed, any audit settled or any amended tax returns filed.
          5.14. No Undisclosed Material Liabilities. As of the date of this Agreement, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether interest-bearing indebtedness, or liabilities accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities:
          (a) reflected in the Financial Statements;
          (b) disclosed on Schedule 5.14 hereto;
          (c) incurred in the ordinary course of business which in the aggregate are less than $100,000; or
          (d) under this Agreement, or connected herewith, in the other Transaction Documents or the Amended and Restated Certificate of Incorporation.
          5.15. Litigation. Except as set forth on Schedule 5.15, there is no action, suit, investigation or other proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company, any Subsidiary or any of their properties, or to the knowledge of the Company, any of its officers or directors in their capacities as such, before any court or arbitrator or any governmental body, agency or official. To the knowledge of the Company, there are no facts that would cause a reasonable person to believe that such a proceeding would likely result.
          5.16. Taxes. The Company and each of its Subsidiaries have properly filed all federal, foreign, state, local, and other tax returns and reports which are required to be filed, which returns and reports were properly completed and are true and correct in all material respects, and all taxes, interest, and penalties due and owing have been timely paid, except where any failure with respect thereto would not have a Material Adverse Effect. There are no outstanding waivers or extensions of time with respect to the assessment or audit of any tax or tax return of the Company or any Subsidiary, or claims now pending or matters under discussion with any taxing authority in respect of any tax of the Company or any Subsidiary.
          5.17. Employee Benefit Plans.
          (a) Neither the Company nor any Subsidiary maintains any “employee benefit plan” subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) other than as set forth on Schedule 5.17.
          (b) No director, officer or other employee of the Company or any Subsidiary will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee benefit plan subject to ERISA or other benefit under any compensation plan or arrangement of the Company or any Subsidiary (each, an “Employee Benefit Plan”)) solely as a result of the transactions contemplated in this Agreement; and (ii) no payment made or to be made to any current or former employee of director of the Company or any Subsidiary, or any of their Affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event, including, but not limited to, a termination of employment) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
          (c) The Company and each of its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against the Company or any Subsidiary is pending or threatened, nor is the Company or any Subsidiary involved in or threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees of the Company or any Subsidiary, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Employee Benefit Plan, but excluding any of the foregoing which would not have a Material Adverse Effect.
          5.18. Compliance with Laws. The Company and each of its Subsidiaries have, and are in material compliance with the terms of, all franchises, permits, licenses and other rights and privileges necessary to conduct the Company’s present and proposed business and are in compliance with and have not violated, in any material respect, any applicable provisions of any laws, statutes, ordinances or regulations or the terms of any judgments, orders, decrees, injunctions or writs.
          5.19. Brokers. Except as set forth on Schedule 5.19, there is no investment banker, broker, finder, financial advisor or other person which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
          5.20. Environmental Matters.
          (a) (i) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any Person against, the Company or any of its Subsidiaries, and no penalty has been assessed against the Company or any Subsidiary, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) to the Company’s knowledge, after reasonable investigation, the Company and each of its Subsidiaries are in material compliance with all Environmental Laws; and (iii) to the knowledge of the Company, there are no liabilities of or relating to the Company or any Subsidiary relating to or arising out of any Environmental Law, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.
          (b) For purposes of this Agreement, the term “Environmental Laws” means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.
          5.21. Intellectual Property Matters.
          (a) “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including, without limitation, data and related documentation and except for any commercial “shrink-wrapped” software) and source codes, (vi) all other proprietary rights, (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium) and

(viii) all licenses or agreements in connection with the foregoing. “Company Intellectual Property” means all Intellectual Property which is used in connection with, and is material to, the business of the Company and all Intellectual Property owned by the Company and its Subsidiaries which is used in connection with, and is material to, the business of the Company, provided that any Intellectual Property that is licensed by the Company or any Subsidiary shall be included within the meaning of Company Intellectual Property only within the scope of use by the Company or any Subsidiary in connection with the Company’s business.
          (b) Except as set forth on Schedule 5.21(b), with respect to each item of Company Intellectual Property:
     (1) the Company or the applicable Subsidiary possesses all rights, titles and interests in and to the item if owned by the Company or the applicable Subsidiary, free and clear of any Encumbrance, license or other restriction, and possesses all rights necessary in the case of a licensed item to use such item in the manner in which it presently uses the item or reasonably contemplates using such item, and the Company or the applicable. Subsidiary has taken or caused to be taken reasonable and prudent steps to protect its rights in and to, and with respect to registered Company Intellectual Property, the validity and enforceability of, the item owned by the Company or the applicable Subsidiary;
     (2) the item if owned by the Company or the applicable Subsidiary is not, and if licensed, to the knowledge of the Company is not, subject to any outstanding injunction, judgment, order, decree, ruling or charge;
     (3) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, has been or is being threatened which challenges the legality, validity, enforceability, use or ownership of the item;
     (4) the Company or the applicable Subsidiary has sufficient right, title and interest to use or own the item without infringement of the rights of third parties;
     (5) except in the ordinary course of business, the Company or the applicable Subsidiary has never agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to the item;
     (6) the Company or the applicable Subsidiary is not bound by or a party to any option, license, sublicense, agreement or permission of any kind with respect to the item;
     (7) to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with the Intellectual Property rights of the Company or the applicable Subsidiary in the item;

     (8) to the knowledge of the Company, no party to any option, license, sublicense or agreement or permission of any kind covering the item is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; and
     (9) each option, license, sublicense, agreement or permission of any kind covering the item if owned by the Company or the applicable Subsidiary is and, if licensed, to the knowledge of the Company, is legal, valid, binding, enforceable and in full force and effect.
          Schedule 5.21(b) sets forth a list of all registered Company Intellectual Property. All registered patents, copyrights, trademarks, and service marks listed on Schedule 5.21(b) (x) are, if owned by the Company or the applicable Subsidiary and (y) if licensed, to the knowledge of the Company, are valid and subsisting and in full force and effect and are not subject to any taxes or other fees except for periodic filing and maintenance fees. Except as set forth on Schedule 5.21(b), neither the Company nor any Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and there is no pending or, to the knowledge of the Company, threatened claim or litigation against the Company or any Subsidiary contesting the right to use any third party’s Intellectual Property rights, asserting the misuse of any thereof, or asserting the infringement or other violation thereof. True and complete copies of all issued patents and copies of all filed patent applications, if any, of the Company and each Subsidiary have been provided to the Purchasers.
          (c) All domain names listed on Schedule 5.21(b) (the “Domain Names”) have been and are duly registered with Network Solutions, Inc. (“NSI”) through NSI’s registration procedures, and are operating, accessible domain names. The Company or the applicable Subsidiary owns and has not waived or granted and, to the best of the Company’s knowledge, each prior owner of such Domain Names has not waived, forfeited or granted to any third parties, any rights, title or interest in or to the Domain Names including without limitation any benefits, entitlements or rights of renewal with respect to the Domain Names. NSI has not notified the Company or any Subsidiary that any of the Domain Names have been placed on “hold” or are otherwise subject to a dispute or potential dispute pursuant to NSI’s dispute resolution policy.
          (d) To the knowledge of the Company, none of the key employees of the Company or any Subsidiary are obligated under any contract (including, without limitation, licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of his or her reasonable diligence to promote the interests of the Company or that would conflict with the Company’s businesses as presently or proposed to be conducted. To the knowledge of the Company, after reasonable investigation, neither the execution, delivery or performance of this Agreement, nor the carrying on of the Company’s businesses by the employees of the Company or any

Subsidiary, nor the conduct of the Company’s businesses as presently or proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant, or instrument under which any such key employee is obligated, and which conflict, breach or default would be materially adverse to the Company.
          (e) The Company and each Subsidiary have entered into acceptable non-compete, confidentiality and proprietary information and invention agreements, using the form of which is attached hereto as Exhibit E or a form containing substantially similar provisions, with all members of senior management thereof, seeking to protect, among other things, the confidentiality of all Company Intellectual Property and to ensure full and unencumbered ownership by the Company of all Company Intellectual Property. The Company, after reasonable investigation, is not aware of any violation by any such employees of such agreements. The Company and each Subsidiary have entered into acceptable confidentiality and proprietary information and invention agreements with any consultants, advisors and independent contractors who may have access to Company Intellectual Property.
          (f) Except as set forth on Schedule 5.21(f), no stockholder, member, director, officer or employee of the Company or any Subsidiary has any interest, right, title or interest in any of the Company Intellectual Property.
          (g) The Company Intellectual Property comprises all Intellectual Property necessary to the Company’s business as presently conducted or proposed to be conducted by it. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any employees made prior to their employment by the Company or any Subsidiary, except for inventions, trade secrets or proprietary information that have been assigned to the Company or a Subsidiary.
          5.22. Related-Party Transactions. Except as set forth on Schedule 5.22, no employee, officer, director or stockholder of the Company or any Subsidiary or member of his or her immediate family is currently indebted to the Company or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of such individuals, except for amounts incurred in the ordinary course of business for expense reimbursement and accrued payroll. Except as set forth on Schedule 5.22, as of the date hereof none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary is affiliated or with which the Company or any Subsidiary has a business relationship, or any firm or corporation that competes with the Company except that employees, officers, or directors of the Company or any Subsidiary and members of their immediate families may own stock in an amount not to exceed 1% of the outstanding capital stock of publicly traded companies that may compete with the Company. As of the date hereof, except as set forth on Schedule 5.22, no employee, director, officer or stockholder of the Company or any Subsidiary and no member of the immediate family of any such employee, officer, director or stockholder is directly or indirectly interested in any contract with the Company or any Subsidiary. The Company has no agreements (whether written, oral or otherwise) or other business relationships with FAC Acquisition, LLC, Petters Group, LLC, PCI, or any Affiliates thereof (each, a “Petters Entity,” and collectively, the “Petters Entities”)

other than those agreements and relationships disclosed on Schedule 5.22. To the knowledge of the Company after reasonable investigation, each agreement and business relationship between the Company and any Petters Entity (each a “Petters Agreement”) is not commercially unreasonable. No Petters Entity has notified the Company that it intends to terminate, cancel or amend any of the material terms of any Petters Agreement or to take any action with respect to any Petters Agreement that is reasonably likely to have a Material Adverse Effect.
          5.23. Title to Property and Assets. The Company does not own any real property. Except as set forth on Schedule 5.23, the Company and each of its Subsidiaries own or have legally enforceable rights to use or hold for use their personal property and assets free and clear of all Encumbrances except Encumbrances that, individually or in the aggregate, do not and would not materially detract from the value of any asset or property of the Company or any Subsidiary or materially interfere with the use or contemplated use of any personal property of the Company or any Subsidiary. With respect to any real property, neither the Company nor any Subsidiary is in violation in any material respect of any of its leases. All machinery, equipment, furniture, fixtures and other personal property and all buildings, structures and other facilities, if any, including, without limitation, office or other space used by the Company or any Subsidiary in the conduct of its business, are in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear) except for any defects which will not interfere with the conduct of normal operations of the Company. The Company has delivered to the Purchaser true and complete copies of any leases related to the real property used by the Company and its Subsidiaries in the conduct of their business.
          5.24. Disclosure. (i) No representation or warranty by the Company contained in this Agreement, (ii) no representation, warranty or statement by the Company contained in any certificate or schedule furnished at the Closing to the Purchasers pursuant to this Agreement, and (iii) no other statement made by the Company to the Purchasers in this Agreement, including the Schedules hereto and any certificates delivered hereunder, contains any untrue statement by the Company of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading. All information relating to or concerning the Company and the Subsidiaries, set forth in this Agreement, including, without limitation, in the Schedules hereto and any certificates delivered hereunder, is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. Except for those matters that have been disclosed to the Purchasers, to the Company’s knowledge after reasonable investigation, there are no facts in existence as of the date of this Agreement related to the Company’s business which have had or are reasonably likely to have a Material Adverse Effect and which, if learned by the Purchasers, might reasonably be expected to materially diminish the Purchasers’ evaluation of the worth or profitability of the technology or the business or which, if learned by the Purchasers, might reasonably be expected to deter the Purchasers from completing the transactions contemplated by this Agreement on the terms of this Agreement; provided, however, that the foregoing shall not apply to general economic conditions and matters generally affecting the markets in which the Company conducts its business.

          5.25. Corporate Records; Minute Books. Copies of the certificate of incorporation of the Company, certified by the Secretary of State of the State of Delaware, and of the By-laws of the Company, certified by its Secretary, heretofore delivered to the Purchasers are true and complete copies of such instrument as amended to the date of this Agreement. Such certificates of incorporation and By-laws are in full force and effect. The minute books of the Company provided to the Purchasers or their counsel contain a complete summary of all meetings and actions by written consent of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.
          5.26. Absence of Changes. Since October 31, 2003, the Company has operated its business in the ordinary course of business, and without limiting the generality of the foregoing, except as set forth on Schedule 5.26, there has not been:
     (1) any Material Adverse Effect or any event or events that individually or in the aggregate would have a Material Adverse Effect;
     (2) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties or assets of the Company or any Subsidiary;
     (3) any sale, assignment or transfer, or any agreement to sell, assign or transfer, any material asset, liability, property, obligation or right of the Company or any Subsidiary to any Person, including, without limitation, the Purchasers and their respective Affiliates;
     (4) except as set forth in Schedule 5.26, any obligation or liability incurred, or any loans or advances made, by the Company or any Subsidiary to any of its Affiliates, other than expenses allowable in the ordinary course of business of the Company;
     (5) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any material property, rights or assets other than in the ordinary course of business of the Company;
     (6) any assignment, lease or other transfer or disposition, or any other agreement or arrangement therefor by the Company or any Subsidiary of any property or equipment having a value in excess of $100,000 except in the ordinary course of business;
     (7) other than for employment compensation, any expenditure by the Company or any Subsidiary (or series of related expenditures) involving more than $25,000 singly or $100,000 in the aggregate, other than inventory purchased in the ordinary course of business;
     (8) any waiver of any material rights or claims of the Company or any Subsidiary;

     (9) any agreement or commitment by the Company or any Subsidiary to do any of the foregoing or any transaction by the Company or any Subsidiary outside the ordinary course of business of the Company; or
     (10) any lien upon, or adversely affecting, any material property or other assets of the Company or any Subsidiary.
          5.27. Illegal Payments. Neither the Company, nor any Subsidiary, nor, to the best knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary, has paid, caused to be paid, or agreed to pay, directly or indirectly, in connection with the business of the Company: (a) to any government or agency thereof, any agent or any supplier or customer, any bribe, kickback or other similar payment; (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law); or (c) intentionally established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.
          5.28. Suppliers and Vendors. The Company does not have any knowledge of any termination, cancellation or threatened termination or cancellation or limitation of, or any material dissatisfaction with, the business relationship between the Company or any Subsidiary and any material supplier or vendor.
     6. Conditions of Parties’ Obligations.
          6.1. Conditions of the Purchasers’ Obligations. The obligations of each of the Purchasers under Section 2 hereof are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by such Purchaser.
          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate, if any, or other writing, if any, delivered by the Company pursuant hereto shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.
          (b) Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with it on or before the Closing.
          (c) Amended and Restated Certificate of Incorporation. The Amended and Restated Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, and the Purchasers shall have received confirmation from the Secretary of State of the State of Delaware reasonably satisfactory to them that such filing has occurred.
          (d) Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this

Agreement or the other Transaction Documents, including without limitation the offer and sale of the Securities, as such requirements have been certified in the legal opinion delivered pursuant to Section 6(g)(1) hereof
          (f) Investor Rights Agreement. The Company shall have executed and delivered the Investor Rights Agreement.
          (g) Stockholders Agreement. The Stockholders Agreement shall have been executed and delivered by the Company, Thomas J. Petters and the Common Stockholders (as defined in the Stockholders Agreement).
          (h) Supporting Documents. The Purchasers at the Closing shall have received the following:
     (1) a favorable opinion from Fredrikson & Byron, P.A., counsel to the Company, dated as of the Closing Date (the form of which opinion will be attached to this Agreement as Exhibit D), with respect to: (A) the Company’s corporate existence, power, authority and good standing; (B) the due authorization, execution and delivery of this Agreement, the other Transaction Documents and the Amended and Restated Certificate of Incorporation; (C) the validity and enforceability of the Transaction Documents; (D) no conflicts of the Amended and Restated Certificate of Incorporation or the Transaction Documents with the Charter Documents, any contracts listed in a schedule to such opinion, any applicable laws or any judgment, order or decree applicable to the Company; (E) the Company’s capitalization (including that all outstanding securities, including the Series A Preferred Stock, are validly issued, fully paid and non-assessable); (F) the due authorization of the Conversion Shares and upon issuance thereof that such shares will be validly issued, fully paid and non-assessable; (G) the sale of the Series A Preferred Shares and issuance of shares of Common Stock upon conversion thereof as exempt transactions under the Securities Act; and (H) any Governmental Approvals required to be obtained by the Company for the execution and filing of the Amended and Restated Certificate of Incorporation, or the execution and delivery of, or the consummation of the transactions contemplated by, the Transaction Documents;
     (2) Copies of resolutions of the Board of Directors of the Company, certified by the Secretary of the Company, authorizing and approving the filing of the Amended and Restated Certificate of Incorporation, the execution, delivery and performance of the Transaction Documents and all other documents and instruments to be delivered pursuant hereto and thereto;
     (3) Copies of resolutions of the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the filing of the Amended and Restated Certificate of Incorporation and the transactions contemplated thereby and by the Transaction Documents that are subject to stockholder approval; and

     (4) A certificate of incumbency executed by the Secretary of the Company (A) certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraphs (2) and (3) above and (B) further certifying that the Amended and Restated Certificate of Incorporation delivered to the Purchasers at the time of the execution of this Agreement has been validly adopted and has not been amended or modified.
          (h) Consents and Waivers Except as set forth in Schedule 6.1(h), the Company shall have obtained all consents or waivers necessary to execute and perform its obligations under the Athended and Restated Certificate of Incorporation, this Agreement and the other Transaction Documents (including consents and waivers listed on Schedule 5.5), to issue the Series A Preferred Stock and the Conversion Shares, and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of the Amended and Restated Certificate of Incorporation, this Agreement, the other Transaction Documents, the Series A Preferred Stock and the Conversion Shares, and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.
          (i) Satisfaction of Obligations. Each of the other Purchasers shall have simultaneously complied with their obligations under Section 2 hereof.
          (j) Non-Compete Agreements. All members of senior management of the Company shall have signed acceptable non-compete, confidentiality and proprietary and invention agreements (in the form attached hereto as Exhibit E or in a form substantially similar thereto), and all key consultants shall have signed confidentiality and proprietary and invention agreements reasonably acceptable to the Purchasers.
          (k) Management Rights Letter. The Company, Bain Capital and Battery Ventures shall have entered into the Management Rights Letter substantially in the form of Exhibit F.
          (1) Citibank Facility. The Company shall have entered into the Warehouse Loan Agreement with CIGPF I Corp., including all related agreements on substantially the same terms as set forth in the Citigroup term sheet dated December 18, 2003 and attached hereto as Exhibit G.
          (m) CEO. Brian Smith shall have been appointed the Chief Executive Officer of the Company.
          (n) Due Diligence. The Purchasers shall have completed their accounting and legal due diligence with respect to the Company and the transactions contemplated herein and shall be satisfied with the results thereof
          (o) Termination of Existing Agreements. Effective upon the Closing, except for the Agreement Regarding FDM and FAC, dated as of April 7, 2003, by and among PCI, Thomas J. Petters, Theodore Deikel, and FAC Acquisition,

LLC, as amended on February 24, 2004, (i) any and all prior stockholder agreements, voting agreements, or right of first offer, right of first refusal or co-sale agreements shall have been terminated and shall be of no further force and effect, and (ii) any and all prior registration rights agreements shall have been terminated and shall be of no further force and effect.
          (p) Stock Option Plan. The Company shall have reserved for issuance of 83,465,148 shares of Common Stock under its 2003 Equity Incentive Plan.
          (q) Purchaser Expenses. The Company shall have paid, in accordance with Section 11.8, the expenses of Bain Capital and Battery Ventures, and the fees, expenses and disbursements of Ropes & Gray LLP, as counsel to Bain Capital and Battery Ventures, and PricewaterhouseCoopers.
          (r) Board of Directors. The size of the Board of Directors of the Company shall have been set at seven (7) directors.
          (s) Guarantor Agreement. The Company, FAC Acquisition, LLC, Deikel and Thomas J. Petters shall have executed and delivered the Guarantor Agreement.
          (t) Material Adverse Change; Market Conditions. (i) The Company shall not have suffered any Material Adverse Effect with respect to its business, financial condition, results of operations, assets, liabilities or prospects; (ii) all the key senior management employees of the Company and its Subsidiaries listed on Exhibit H hereto shall remain under the employ of the Company or the applicable Subsidiary, and no such employee shall have informed the Company or any Subsidiary of any intent or desire to resign his or her position; and (iii) there shall have been no material adverse change in general market conditions as determined in the reasonable discretion of Bain Capital and Battery Ventures.
          (u) Compliance Certificates. The Company shall have delivered to the Purchasers a Compliance Certificate, executed by the President of the Company, dated as of the Closing Date to the effect that the conditions specified in subsections (a) through (f), (h), (j) through (m), (o) through (s), and (t)(i) and (ii) of this Section 6.1 have been satisfied.
          6.2. Conditions of the Company’s Obligations. The obligations of the Company under Section 2 hereof are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Company.
          (a) Covenants; Representations and Warranties. (i) Each of the Purchasers at the Closing Date shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date and (ii) the representations and warranties of each of the Purchasers at the Closing Date contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
          (b) Investor Rights Agreement. Each Purchaser shall have executed and delivered the Investor Rights Agreement.
          (c) Stockholders Agreement. Each Purchaser shall have executed and delivered the Stockholders Agreement.
          6.3. Conditions of Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated hereunder are subject to the parties being reasonably satisfied as to the absence of (a) litigation challenging or seeking damages in connection with the transactions contemplated by this Agreement, any of the Transaction Documents or the Amended and Restated Certificate of Incorporation and (b) any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, prohibit or enjoin the transactions contemplated by this Agreement.
     7. Transfer Restrictions; Restrictive Legend.
          7.1. Each Purchaser understands that the Company may, as a condition to the transfer of any of the Securities, require that the request for transfer be accompanied by an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the Securities Act, unless such transfer is covered by an effective registration statement or by Rule 144 or Rule 144A under the Securities Act; provided, however, that no transfer by any Purchaser to any of its Affiliates shall require an opinion of counsel; provided, further, that such Affiliate in each case agrees to be subject to the restrictions in this Section 8. It is understood that the certificates evidencing the Securities may bear substantially the following legends:
     “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT.”
          7.2. The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that, or the Company is otherwise satisfied that, the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

     8. Registration, Transfer and Substitution of Certificates for Shares.
          8.1. Stock Register; Ownership of Securities. The Company will keep at its principal office a register in which the Company will provide for the registration of transfers of the Securities. The Company may treat the Person in whose name any of the Securities are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a “holder” of any Securities shall mean the Person in whose name such Securities are at the time registered on such register.
          8.2. Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Securities, and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender of such certificate for cancellation at the office of the Company maintained pursuant to Section 9.1 hereof, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing Securities of like tenor.
     9. Definitions. Unless the context otherwise requires, the terms defined in this Section 9 shall have the meanings specified for all purposes of this Agreement. Except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Section 9, shall be construed in accordance with GAAP. If and so long as the Company has one or more Subsidiaries, such accounting terms shall be determined on a consolidated basis for the Company and each of its Subsidiaries, and the financial statements and other financial information to be furnished by the Company pursuant to this Agreement shall be consolidated and presented with consolidating financial statements of the Company and each of its Subsidiaries.
          “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
          “Agreement” means this Agreement.
          “Amended and Restated Certificate of Incorporation” has the meaning assigned to it in Section 1 hereof.
          “Bain Capital” has the meaning assigned to it in the introductory paragraph of this Agreement.
          “Battery Ventures” has the meaning assigned to it in the introductory paragraph of this Agreement.
          “Balance Sheet Date” has the meaning assigned to it in Section 5.13(a) hereof
          “Charter Documents” has the meaning assigned to it in Section 5.6 hereof.
          “Closing Date” has the meaning assigned to it in Section 3 hereof. “Code” means the Internal Revenue Code of 1986, as amended.

          “Common Stock” has the meaning assigned to it in Section 1 hereof.
          “Conversion Shares” means the shares of Common Stock issuable upon conversion of the Series A Preferred Stock.
          “Encumbrances” has the meaning assigned to it in Section 5.2 hereof. “Environmental Law” has the meaning assigned to it in Section 5.20(b) hereof.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “GAAP” means U.S. generally accepted accounting principles consistently applied.
          “Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.
          “Guarantor Agreement” means the Guarantor Agreement in the form attached hereto as Exhibit I.
          “Hazardous Material” has the meaning assigned to it in Section 5.20(b) hereof. “Intellectual Property” has the meaning assigned to it in Section 5.21(a) hereof.
          “Investor Rights Agreement” means the Investor Rights Agreement in the form attached hereto as Exhibit B.
          “Material Adverse Effect” means any (i) adverse effect on the issuance or validity of the Securities or the transactions contemplated hereby or on the enforceability or validity of the Amended and Restated Certificate of Incorporation or on the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents, or (ii) material adverse effect on the prospects or condition (financial or otherwise), properties, assets, liabilities, business or operations of the Company and its Subsidiaries taken as a whole.
          “Material Contract” means all written and oral contracts, agreements, deeds, mortgages, leases, subleases, licenses, instruments, notes, commitments, commissions, undertakings, arrangements and understandings (i) which by their terms involve, or would reasonably be expected to involve, aggregate payments by or to the Company or any Subsidiary of in excess of $100,000, (ii) which have a remaining term of one year or greater, (iii) under which any of the Company’s or any Subsidiary’s properties or assets are subject or bound, or (iv) the breach of which would have a Material Adverse Effect on the Company.
          “Person” means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.
          “Petters” shall have the meaning assigned to in the introductory paragraph of this Agreement.
          “Purchase Price” has the meaning assigned it in Section 2 hereof.
          “Purchaser” and “Purchasers” have the meaning assigned to them in the introductory paragraph of this Agreement and shall include any Affiliates of the Purchasers.
          “SEC” means the Securities and Exchange Commission.
          “Securities” has the meaning assigned to it in Section 1 hereof. “Securities Act” or “Act” means the Securities Act of 1933, as amended.
          “Series A Preferred Stock” has the meaning assigned to such term in Section 1 hereof
          “Stockholders Agreement” means the Stockholders Agreement in the form attached hereto as Exhibit C.
          “Subsidiary” means any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such person.
          “Transaction Documents” means this Agreement, the Investor Rights Agreement and the Stockholders Agreement.
10. Enforcement.
          10.1. Cumulative Remedies. None of the rights, powers or remedies conferred upon the Purchasers on the one hand or the Company on the other hand shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred by this Agreement, any of the other Transaction Documents or the Amended and Restated Certificate of Incorporation or now or hereafter available at law, in equity, by statute or otherwise.
          10.2. No Implied Waiver. Except as expressly provided in this Agreement, no course of dealing between the Company and the Purchasers or any other holder of shares of Series A Preferred Stock and no delay in exercising any such right, power or remedy conferred hereby or by the Amended and Restated Certificate of Incorporation, or by any of the other Transaction Documents or now or hereafter existing at law in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

     11. Miscellaneous.
          11.1. Waivers and Amendments. Upon the approval of the Company and the written consent of the Purchasers holding seventy five percent (75%) of the then outstanding Series A Preferred Stock (a) the obligations of the Company and the rights of the Purchasers under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and (b) the Company may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement, or of any supplemental agreement or modifying in any manner the rights and obligations hereunder or thereunder of the Purchasers and/or the Company.
          The foregoing notwithstanding, no such waiver or supplemental agreement shall affect any of the rights of any holder of any Securities created by the Amended and Restated Certificate of Incorporation or by the Delaware General Corporation Law without compliance with all applicable provisions of the Amended and Restated Certificate of Incorporation and the Delaware General Corporation Law.
          Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by an instrument in writing.
          11.2. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or by facsimile transmission,
If to Bain Capital:
Bain Capital, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: Michael Krupka
Facsimile No.: (617) 516-2010
with a copy to:
Ropes & Gray LLP
One International
Place Boston, MA 02110
Attention: Joel F. Freedman, Esq.
Facsimile No.: (617) 951-7050
If to Battery Ventures:

Battery Ventures
20 William Street, Suite 200
Wellesley, MA 02481
Attention: Oliver D. Curme
Facsimile No.: (781) 577-1001
If to the Company:
Fingerhut Direct Marketing,
Inc. 4400 Baker Road
Minnetonka, MN 55343
Attention: Robert C. Kieffer
Facsimile No.: (952) 975-4078
with a copy to:
Fredrikson & Byron, P.A.
4000 Pillsbury Center
200 South Sixth Street
Minneapolis, MN 55402-1425
Attention: Simon C. Root
Facsimile No.: (612) 492-7077
or at such other address as the Company or the Purchasers each may specify by written notice to the other parties hereto, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered if delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.
          11.3. Indemnification. The Company shall indemnify, save and hold harmless each Purchaser, its directors, officers, employees, partners, representatives and agents from and against (and shall promptly reimburse such indemnified persons for) any and all liability, loss, cost, damage, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses incurred in connection with or arising from claims, actions, suits, proceedings or similar claims by any person or entity (other than the Purchasers) associated or relating to the execution, delivery and performance by the Company of this Agreement, any of the other Transaction Documents or the Amended and Restated Certificate of Incorporation or the transactions contemplated hereby or thereby. This indemnification provision shall be in addition to the rights of the Purchaser to bring an action against the Company for breach of any term of this Agreement, the other Transaction Documents or the Amended and Restated Certificate of Incorporation.

          11.4. No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
          11.5. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of each Purchaser and the successors of the Company, whether so expressed or not. None of the parties hereto may assign its rights or obligations under Section 2 hereof without the prior written consent of the Company, except that each Purchaser may, without the prior consent of the Company, assign its rights to purchase the shares of Series A Preferred Stock hereunder to any of its Affiliates. This Agreement shall not inure to the benefit of or be enforceable by any other Person.
          11.6. Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.
          11.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
          11.8. Expenses. Upon consummation of the purchase of shares of Series A Preferred Stock by the Purchasers pursuant to this Agreement or in the event that the parties hereto elect to terminate this Agreement, the Company agrees to pay, reimburse and hold each of the Purchasers harmless from liability for the payment of all reasonable fees and expenses incurred by any of them, respectively, in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby; provided, however,that such fees and expenses shall not exceed $200,000 in the aggregate. The fees and expenses of the Purchasers may include, without limitation: the fees and expenses of counsel and accountants and out of pocket expenses of Bain Capital and Battery Ventures, arising in connection with the preparation, negotiation and execution of the Amended and Restated Certificate of Incorporation and the Transaction Documents and the consummation of the transactions contemplated thereby (an estimate of the fees and expenses of such counsel may be paid by check delivered or wire transfer to such counsel at the Closing by any Purchaser, the amount of such check or wire transfer being deducted from the aggregate amount to be paid by such Purchaser at the Closing for the shares of Series A Preferred Stock to be purchased by them hereunder),
          (a) the fees and expenses incurred with respect to any amendments to the Amended and Restated Certificate of Incorporation or the Transaction Documents proposed by the Company (whether or not the same become effective),
          (b) the fees and expenses incurred in connection with any requested waiver of the right of any holder of Securities or the consent of any holder of Securities to contemplated acts of the Company not otherwise permissible by the terms of the Amended and Restated Certificate of Incorporation or the Transaction Documents,

          (c) stamp and other taxes, excluding income taxes, which may be payable with respect to the execution and delivery of the Amended and Restated Certificate of Incorporation or the Transaction Documents, or the issuance, delivery or acquisition of the shares of Series A Preferred Stock or upon the conversion of the shares of Series A Preferred Stock, and
          (d) all costs of the Company’s performance and compliance with the Amended and Restated Certificate of Incorporation or the Transaction Documents.
          11.9. Jurisdiction.
          Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.2 shall be deemed effective service of process on such party.
          11.10. Waiver of Jury Trial.
          TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE INVESTORS AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT NEITHER THE COMPANY NOR THE INVESTORS WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE INVESTORS AND THE COMPANY HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Company acknowledges that it has been informed by the Purchasers that the provisions of this Section 12.10 constitute a material inducement upon which the Purchasers are relying and will rely in entering into this Agreement. Any Purchaser or the Company may file an original counterpart or a copy of this Section 12.10 with any court as written evidence of the consent of the Purchasers and the Company to the waiver of its right to trial by jury.
          11.11. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
          11.12. Entire Agreement. The Amended and Restated Certificate of Incorporation and the Transaction Documents contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and such agreements supersede and replace all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and thereof.
          11.13. Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.
          11.14. Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.
          11.15. Non-Disclosure. Each Purchaser agrees to use the same degree of care as such Purchaser uses to protect its own confidential information to keep confidential any proprietary or other information furnished to such Purchaser that the Company maintains in confidence (so long as such information is not in the public domain), except that such Purchaser may disclose such proprietary or confidential information (i) to any partner (limited or otherwise), subsidiary or parent of such Purchaser for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 11.15, (ii) at such time as the Company voluntarily discloses such information to the public or such information otherwise enters the public domain through no fault of such Purchaser, (iii) that is communicated to it free of any obligation of confidentiality, or (iv) that is developed by Purchaser or its agents independently of and without reference to any confidential information communicated by the Company. Notwithstanding the foregoing, the parties hereto may disclose to any and all persons, without limitation of any kind, the tax treatment and the tax structure of this transaction, and all materials of any kind related to such tax treatment and tax structure.
          11.16. Treatment of Accrual Amount. An amount equal to $799,167 (the “Accrual Amount”), representing the total accrued and unpaid interest on certain promissory notes issued by the Company in favor of FAC Acquisition, LLC and PCI (the “Petters Notes”), which Petters Notes were exchanged for or converted into Series A Preferred Stock at the Closing, will not be paid or converted into Series A Preferred Stock at the Closing and will not accrue additional interest in accordance with the Petters Notes or in any other manner. After the Closing, will not be paid or converted into Series A Preferred Stock at the Closing and will not accrue additional interest in accordance with the Petters Notes or in any other manner. After the

Closing, the Accrual Amount will continue to be reflected as accrued interest on the financial statements of the Company. One half of the Accrual Amount will be payable to the Petters Entity designated by PCI at the end of the Company’s first fiscal quarter after the Company’s first fiscal year during which it has positive net income, as reflected on the Company’s consolidated audited financial statements. One half of the Accrual Amount will be payable to the Petters Entity designated by PCI after or in connection with a transaction or series of transactions in which Bain Capital and its Affiliates and Battery Ventures and its Affiliates receive consideration with a value in excess of 250% of the total amount invested by such entities in the equity securities of the Company. The consideration in such transaction shall be in the form of cash or equity securities that are listed on a national securities exchange or NASDAQ national market that are either (i) subject to an effective registration statement under the Securities Act or (ii) immediately salable by the holder and all of its Affiliates without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act. The fair market value of any securities received in a transaction will be determined in as mutually agreed by the Board of Directors of the Company and the holders of at least seventy-five percent (75%) of the then outstanding Series A Preferred Stock; provided, however, that if such mutual agreement cannot be reached, such fair market value shall be determined by following the procedures set forth in the definition of Appraisal Procedure in the Amended and Restated Certificate of Incorporation.
     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

THE COMPANY FINGERHUT DIRECT MARKETING, INC.
By:	/s/ Karen Miller Hartje
	Name:	Karen Miller Hartje
	Title:	SVP Finance

THE PURCHASERS BAIN CAPITAL VENTURE FUND, L.P.
By:	Bain Capital Venture Partners, L.P. its general partner

By:	Bain Capital Investors, LLC its general partner

By:	/s/ Michael Krupka
	Name:	Michael Krupka
	Title:	Authorized Person

BCIP ASSOCIATES III, LLC
By:	BCIP Associates III, its manager

BCIP ASSOCIATES III-B, LLC
By:	BCIP Associates III-B, its manager

By:	Bain Capital Investors, LLC their Managing Partner

By:	/s/ Michael Krupka
	Name:	Michael Krupka
	Title:	Authorized Person

BROOKSIDE CAPITAL PARTNERS FUND, L.P.
By:	/s/ Michael Goss
	Name:	Michael Goss
	Title:	Managing Director

RGIP, LLC
By:	/s/ GR (sic)
Name:
	Title:	Managing Member

BATTERY VENTURES VI, L.P.
By:	Battery Partners VI, LLC General Partner

/s/ Oiver D C (sic)
Name:
Title: Member Manager

BATTERY INVESTMENT PARTNERS VI, LLC
/s/ Oiver D C (sic)
Name:
Title: Member Manager

/s/ Kermit L. Stofer
Kermit L. Stofer

PETTERS COMPANY, INC.
/s/ [ILLEGIBLE]
Name:
Title:

/s/ Theodore Deikel
Theodore Deikel

/s/ Brian Smith
Brian Smith

SCHEDULE I

Purchaser	Shares Purchased	Purchase Price	Debt Conversion Amount
Bain Capital Venture Fund, L.P.	64,276,984	$6,756,153.79	—
BCIP Associates III, LLC	11,451,535	$1,203,670.88	—
BCIP Associates III-B, LLC	798,509	$83,931.28
RGIP, LLC	773,000	$81,250.06
Brookside Capital Partners	77,300,027	$8,125,005.84	—
Fund, L.P.
Battery Ventures VI, L.P.	147,959,388	$15,552,011.27
Battery Investment Partners VI, LLC	6,164,974	$648,000.42
Kermit L. Stofer	475,692	$49,999.99
Petters Company, Inc. (1)	261,630,861	—	$27,500,019.80
Theodore Deikel	23,784,624	$2,500,001.83

Brian Smith	2,854,155	$300,000.23
TOTAL	597,469,749	$35,300,025.59	$27,500,019.80

(1)	Petters Company, Inc. — 261,630,861 shares issued in exchange for cancellation of loan in principal amount of $27,500,000, evidenced by a promissory note surrendered at the Closing.

SCHEDULES TO STOCK PURCHASE AGREEMENT
     THESE SCHEDULES, including any attachments and exhibits hereto (collectively, the “Schedules”) are being furnished by FINGERHUT DIRECT MARKETING, INC., a Delaware corporation (the “Company”), to BAIN CAPITAL VENTURE FUND, L.P., a Delaware limited partnership, BATTERY VENTURES VI, L.P., a Delaware limited partnership, and the other “Purchasers”, in connection with the execution and delivery of that certain Stock Purchase Agreement (the “Agreement”) dated as of February 17, 2004 by and among the Company and certain Purchasers. Unless the context otherwise requires, all capitalized terms not defined herein shall have the meaning assigned to them in the Agreement.
     No reference to or disclosure of any item or other matter in these Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in these Schedules. Except as expressly set forth in the Agreement, no reference in these Schedules to any agreement or document shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in these Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
     These Schedules and the information and disclosures contained in these Schedules are intended to reference documentation as set forth on specific schedules, and otherwise, only to qualify and limit the representations, warranties and covenants of the Company contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.
[Remainder of page intentionally left blank]

Schedule 5.1(a) — Capitalization.
A Capitalization Table is attached to Schedule 5.1(a) as Attachment A.
(section 5.1(b)(i))
     Options:
1.	NonQualified Stock Option Agreement Fingerhut Direct Marketing, Inc. 2003 Equity Incentive Plan, (Ted Deikel);

2.	Employee Stock Option Plans:
(a)	Company’s 2003 Equity Incentive Plan (the “Plan”);
(b)	Non Qualified Stock Option Agreements Fingerhut Direct Marketing, Inc., 2003 Equity Incentive Plan (Executive Team) attached to Schedule 5.1(a) as Attachment B;
(c)	Incentive Stock Option Agreements, Fingerhut Direct Marketing, Inc. 2003 Equity Incentive Plan attached to Schedule 5.1(a) as Attachment C.
Schedule 5.4 — Subsidiaries.
The following table sets forth all Subsidiaries of the Company.

Name	Jurisdiction of Organization	Percentage Ownership
FDM-AR1, Inc.	Delaware	100%
Fingerhut Fulfillment, Inc.	Delaware	100%
Schedule 5.5 — Consents.
Other than consents required and covered by the execution, delivery and performance of this Agreement and other Transaction Documents consent is required of the following parties:
1.	Huntington Bank:
Restricted Account Agreement, dated November 24, 2003, by and between FDM AR-1, Inc., Acorn Capital Group, LLC, CIT Group/ Business Credit, Inc. and the Huntington Bank requires written consent to assign or transfer rights to another party.

2.	Remitco:
Letter Agreement, by and between Remitco LLC, Acorn Capital Group, LLC, FDM AR-1, Inc., dated November 24, 2003, requires that upon termination of the Acorn Financing Agreement, that Acorn Capital Group, LLC shall give Remitco direction regarding the funds; therefore, written consent from Acorn Capital Group, LLC to Remitco to release and transfer its security interest in the Lockbox Account is required.
3.	Minnetonka Lease, located at 4400 Baker Road, Minnetonka, MN: The Office Lease, by and between Fingerhut Direct Marketing, Inc. and FAC Acquisition LLC (“Landlord”), dated May 1, 2003, Section 2.4, has a change of ownership or effective control provision requiring the Landlord’s written consent. The Company has obtained the Landlord’s written consent.
4.	St. Cloud West Campus Facility Lease, located at 6250 Ridgewood Road, St. Cloud, MN:
The Building Lease, by and between Fingerhut Direct Marketing, Inc. and FAC Acquisition LLC (“Landlord”), dated November 26, 2003, Section 19(B), has a change of majority ownership provision requiring the Landlord’s written consent. The Company has obtained the Landlord’s written consent.
5.	St. Cloud Building No. 1 Lease, located at 11 McLeland Road, St. Cloud, MN: The Building Lease, by and between Fingerhut Direct Marketing, Inc. and FAC Acquisition, LLC, dated November 26, 2003, Section 19(B), has a change of majority ownership provision requiring the Landlord’s written consent. The Company has obtained the Landlord’s written consent.
Schedule 5.8 — No Conflicts.
(section 5.8(a))   None
(section 5.8(b))   None
(section 5.8(c))   None
(section 5.8(d))   None
(section 5.8 part II)
1. The Company and its Subsidiary, FDM AR-1, Inc. have received notice dated January 14, 2004 of the EBITDA Covenant Breach under the Financing Agreement, by and between FDM AR-1, Inc. and Acorn Capital Group, LLC, dated November 24, 2003;
2. The Covenant Breach in the preceding sentence has triggered Notices of Enforcement under the following agreements:

     (a) Intercreditor Agreement by and between CIT Group/ Business Credit Inc., Acorn Capital Group, LLC, and CIT Bank, dated November 24, 2003;
     (b) Intercreditor Agreement (Subordinating Creditors), by and between Acorn Capital Group, LLC, Petters Company, Inc., FAC Acquisition LLC, Stafford Towne, Ltd., Bennington International Holdings, Ltd., Westford Special Situations Fund, Ltd., dated November 24, 2003;
Schedule 5.9 — Material Contracts.
(5.9 part I)
The Material Contracts of the Company and its Subsidiaries are attached to Schedule 5.9 as Attachment A.
(5.9 part II)
FDM AR-1, Inc. has been notified of an EBITDA Covenant Breach under the Financing Agreement between FDM AR-1, Inc. and Acorn Capital Group, LLC dated November 24, 2003 as stated above under Schedule 5.8.
The Company is past due on various inventory and expense payables. The aggregate amount of past due amounts as of February 9, 2004, was $5,652,657. The Company intends to promptly satisfy its obligations following closing of this Agreement and other Transaction Documents
Schedule 5.10 Ri ht of First Refusal; Stockholders Agreement; Voting and Registration Rights.
(5.10 part I)
1.	Stockholders Agreement, by and between Fingerhut Direct Marketing, Inc., FAC Acquisition LLC, Petters Company, Inc, Redtag, LLC, Stafford Towne, Ltd., and Epsilon Global Equities Limited, dated April 9, 2003 (which will be terminated upon Closing);

2.	Warrant, dated April 9, 2003, entitling Epsilon Global Entities Limited to subscribe and purchase from Fingerhut Direct Marketing, Inc.(which will be terminated and replaced with warrants without registration rights upon Closing);

3.	Agreement Regarding FDM and FAC., by and between FAC Acquisition LLC, Theodore Deikel, Thomas J. Petters, and Petters Company, Inc. dated April 7, 2003, as amended as of February 17, 2004;

Schedule 5.13 — Absence of Certain Changes; Financial Statements.
(section 5.13(a)) None.
(section 5.13(b)(1)) None
(section 5.13(b)(2)) None
(section 5.13(b)(3))
1.	Master Craft Sales and Licensing Agreement, as disclosed in Schedule 5.9 Attachment A, Numbers 87 and 88;

2.	Financing Agreement (Acorn Capital Group) as disclosed in Schedule 5.9 Attachment A , Numbers 106, 107, 108);
(section 5.13(b)(4)).
(w)	The Company provided a two week severance package, pursuant to the Separation Agreement and Release dated December 19, 2003, to former employee, Cindy Pogachnik. The position was eliminated.
(x) The Company has entered into the following deferred compensation agreements:
(1) FY 2004 Supplemental Short Term Incentive Plan Fingerhut Direct Marketing by and between Fingerhut Direct Marketing, Inc. and Megan Kavanaugh, dated May 7, 2003;
(2) FY 2004 Supplemental Short Term Incentive Plan Fingerhut Direct Marketing by and between Fingerhut Direct Marketing, Inc. and Don Lynch dated May 5, 2003;
(y) None
(z) None
(section 5.13(b)(5) None

Schedule 5.14 — No Undisclosed Material Liabilities.
(section 5.14 (a))
1.	Financial Disclosures are attached to Schedule 5.14 as Attachment A
2.	The Company is past due on various inventory and expense payables. The aggregate amount of past due amounts as of February 9, 2004, was $5,652,657. The Company intends to promptly satisfy its obligations following closing of this Agreement and other Transaction Documents.
(section 5.14(b))
None other than noted above
(section 5.14(c))
None
(section 5.14 (d))
None.
Schedule 5.15 — Litigation.
1. The Company is in receipt of a Summons and Complaint filed by Eldridge E. and Carol A. Moreland. The suit has been tendered to Charles Moore, Federated Department Stores, Inc., for handling because the plaintiffs are customers of the former Fingerhut/Federated. Company does not have reason to believe that there will be any resulting liability to Company.
2. On February 2, 2004, Fingerhut Direct Marketing, Inc. (“FDM”) received a Subpoena Duces Tecum from the Office of the Attorney General of the State of Kansas, Consumer Protection Division. The subpoena was issued in connection with a consumer complaint submitted to the Kansas Attorney General’s office by Jeri Strange regarding collection activities relating to purchases made by Mr. Strange between 1998 and 2002, from Fingerhut Corporation (“old Fingerhut”). Mr. Strange does not have an account the FDM and FDM has never marketed to or contacted Mr. Strange in any manner. In a telephone conversation on February 6, 2004, between Robert Kieffer, FDM’s General Counsel and Kevin Schumaker, Assistant Attorney General, Consumer Protection/AntiTrust Division, Mr. Schumaker acknowledged that, based on FDM’s representation of the facts, FDM was improperly identified as the target of the subpoena and that it would not be necessary for FDM to respond. Written confirmation (via email) from Mr. Schumaker has been received indicating Fingerhut Direct Marketing, Inc. does not need to respond to the Subpoena Duces Tecum. See Attachment A to Schedule 5.15

Schedule 5.17 — Employee Benefit
Plans. (section 5.17(a))
The Company has the following benefit plans under the Shared Resources Agreement dated January 1, 2003 with Petters Group:
1.	Group Medical Insurance — Medica Choice Select;

2.	Group Dental Insurance- Delta Dental;

3.	Basic Life and AD&D Insurance, Optional Life Insurance, Short Term Disability Insurance, Long Term Disability Insurance — UNUM Provident;

4.	401(k) Savings Program- CitiStreet-Salomen Smith Barney;

5.	Flexible Spending Accounts (Pre-Tax Dependent Care Reimbursement Plan, Pre-Tax Health Care Reimbursement Plan) administered by Acclaim Benefits,

6.	The Company is obligated under the Collective Bargaining Agreement by and between Fingerhut Fulfillment, Inc and the Midwest Regional Joint Board Union of Needletrades, Industrial and Textile Employees, dated September 30, 2003 to contribute to the following:
(a) Hospital-Medical Benefits (FFI, Inc. shall pay 75% of total monthly premium each year);
(b) AD&D, Short Term Disability and Dental Insurance will be paid in full by FFI, Inc. effective the second year of the contract;
(c) Dental Insurance — (FFI, Inc. shall pay 70% of total monthly premium);
(d) Employee Retirement Benefit- FFI, Inc. shall contribute five cents ($.05) per hour worked, effective on the employee’s join Union date or effective date of the contract, whichever occurs last, the first year of the contract; and an additional ten cents ($.10) per hour worked for a total of fifteen cents ($.15) per hour worked the second year of the contract.
(section 5.17(b) None
(section 5.17(c))

A Union Grievance was filed against FFI, Inc. on 11-11-03 by Unite Local 978. On 11-15-03 an employer response was made that the concern was understood, however, no contract violation occurred. There has been complete resolution of the matter.
Schedule 5.19 — Brokers.
The Company has engaged and entered agreements with the following brokers to assist in securing financing for the Company:
1.	Cherry Tree / Fingerhut Engagement Letter, by and between The Petters Company, Inc., Cherry Tree Securities, LLC, Cherry Tree Development, LLC and Fingerhut Direct Marketing, Inc., dated June 25, 2003;
2.	Engagement as Financial Advisor , by and between Cherry Tree Securities, LLC, Fingerhut Direct Marketing, Inc. and Thomas J. Petters , dated September 19, 2003;
3.	Amendment to Engagement Agreement Dated September 19, 2003, by and between Cherry Tree Securities, LLC and Fingerhut Direct Marketing, Inc., dated September 23, 2003;
4.	Engagement as Financial Advisor, by and between USbancorp Pipar Jaffray and Fingerhut Direct Marketing, Inc., dated September 19, 2003;
5.	Letter Engagement as Financial Advisor Agreement(Piper Jaffray), by and between Pipar Jaffray and Fingerhut Direct Marketing, Inc. and Thomas J. Petters, dated February 10, 2004;
6.	Engagement as Financial Advisor Agreement (Piper Jaffray), by and between Pipar Jaffray and Fingerhut Direct Marketing, Inc. and Thomas J. Petters, dated February 10, 2004;
7.	Letter Engagement as Financial Advisor Agreement (Cherry Tree), by and between Cherry Tree Securities, LLC and Fingerhut Direct Marketing, Inc., dated February 10, 2004.

Schedule 5.21(b) — Intellectual Property Matters.
(section 5.21(b)(1-9)) None
1.	The Company’s registered Domain Names are attached to Schedule 5.21(b) as Attachment A;
2.	The Company’s registered Patents are attached to Schedule 5.21(b)as Attachment B;
3.	The Company’s registered Copyrights are attached to Schedule 5.21(b)as Attachment C;
4.	The Company’s registered Trademarks and Service Marks are attached to Schedule 5.21(b) as Attachment D;
5.	Other Specified Assets are attached to Schedule 5.21(b) as Attachment E;
6.	Intellectual property of others attached to Schedule 5.21 (b) as Attachment F;
On August 28, 2003, the Company received a letter from Medic Alert’s counsel alleging the Company’s infringement upon the use of the “MEDIC ALERT” mark owned by MedicAlert Foundation. Without admitting liability, the Company promptly agreed to and did change its advertising materials. The matter has been completely resolved.
(section 5.21(c )) None
(section 5.21(d)) None
(section 5.21(e))
Non Disclosure Confidentiality Agreements have been have entered into by the Company’s executive team with the exception of the following:
1.	Megan Kavanaugh

2.	Don Lynch (part of Agreement stricken).

Schedule 5.21(f)
The Master Craft Licensing Agreement, disclosed in Schedule 5.9 (20), is owned by Petters Group Worldwide, LLC, which is controlled by Thomas J. Petters.
Schedule 5.22 — Related-Part Transactions.
(section 5.22, part I) None
(section 5.22, part H and part III)
The Company is affiliated with, has a business relationship with and is under contract with The GEM Group, the creative advertising company. The President of GEM Group North America is the spouse of Megan Kavanaugh, Executive Vice President.
(section 5.22, part IV)
1.	The Company is party to a Promissory Note in the amount of $24,000,000, by and between FAC Acquisition, LLC and Fingerhut Direct Marketing, with Fingerhut Direct Marketing as the debtor (which will be terminated upon Closing);

2.	The Company is party to a Promissory Note in the amount of $15,686,000 (current balance is $11,000,000), by and between Petters Company, Inc. and Fingerhut Direct Marketing, Inc., with Fingerhut Direct Marketing, Inc. as the debtor (which will be terminated upon Closing);

3.	The Company has the following agreements or other business relationships with FAC Acquisition, LLC, Petters Group, LLC, PCI, or any Affiliates thereof (each, a “Petters Entity,” and collectively, the “Petters Entities”):
(b)	Real Property Lease, as disclosed in Schedule 5.9, Attachment A, Numbers 1, 2, 3, 6 and 7;

(c)	Shared Resources Agreement, as disclosed in Schedule 5.9 , Attachment A, Number 18;

(d)	Master Craft Trademark Sale and Assignment Agreement, as disclosed in Schedule 5.9, Attachment A, Number 19;

(e)	Master Craft Licensing Agreement, as disclosed in Schedule 5.9, Attachment A, Number 20;
4	Supplemental Financing Agreement, by and between Fingerhut Direct Marketing, Inc.

and Petters Company, Inc, dated February 17, 2004.
5.	Warehouse Fulfillment Agreements (under negotiations and not yet finalized) to provide warehousing services:
(a) Fulfillment Services Agreement, by and between Petters Company, Inc. and Fingerhut Fulfillment, Inc.;
(b) Fulfillment Services Agreement, by and between ubid.com and Fingerhut Fulfillment, Inc.;
(c) Fulfillment Services Agreement, by and between Petters Group Worldwide, LLC;
(d) Agreement of Lease for Storage Space, by and between Fingerhut Fulfillment, Inc. and Thermo King.
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Schedule 5.23 — Title to Property and Assets.
None, except the Encumbrances permitted under agreements with senior lenders.
At the time of Closing of this Agreement and other Transaction Documents, the Company will be past due on various lease payments, including:
1.	Minnetonka (as disclosed in Schedule 5.9, Attachment A, No. 1); the aggregate amount of past due amounts as of February 17, 2004 with respect to the Minnetonka Lease was $80,938.00;
2.	Equipment Lease (as disclosed in Schedule 5.9, Attachment A, No. 6); the aggregate amount of past due amounts as of February 17, 2004 with respect to the Equipment Lease was $27,711.25;
3.	Photo Studio Equipment (as disclosed in Schedule 5.9, Attachment A, No. 7); the aggregate amount of past due amounts as of February 17, 2004 with respect to the Photo Studio Equipment Lease was $25,000.00 plus use and tax;
4.	Building No. 1 Lease (as disclosed in Schedule 5.9, Attachment A, No. 2), the aggregate amount of past due amounts as or February 17, 2004 with respect to the Building No. 1 Lease was $12,713.81; and
5.	St. Cloud West Campus (as disclosed in Schedule 5.9, Attachment A, No. 3); the aggregate amount of past due amounts as of February 17, 2004 with respect to the St. Cloud West Campus Lease was $220,235.77..
The Company intends to promptly satisfy its obligations following closing of this Agreement and other Transaction Documents, subject to the Financial Disclosures in Schedule 5.14, Attachment A.
Schedule 5.26 — Absence of Changes.
(section 5.26(1))
The following may qualify individually or in the aggregate as having a Material Adverse Effect:
1.	Default of the CIT Group/Business Credit EBITDA covenants of the Financing Agreement, resulting in cross Notices of Enforcement of the Intercreditors (Acorn Capital, Stafford Towne, CIT Bank).
2.	The Company is past due on various inventory and expense payables. The aggregate amount of past due amounts as of February 9, 2004, was $5,652,657. The Company intends to promptly satisfy its obligations following closing of this Agreement and other Transaction Documents.

(section 5.26 (2)) None
(section 5.26(3))
The Company has entered into a Trademark Sale and Assignment Agreement (as disclosed in Schedule 5.9, Attachment A, Number 19) of the Master Craft trademark to Petters Group Worldwide, LLC.; however, maintaining the Company’s right to use the mark as needed under a License Agreement (as disclosed in Schedule 5.9, Attachment A, Number 20).
(section 5.26(4)) None
(section 5.26(5)) None
(section 5.26(6)
The Company has entered into a Trademark Sale and Assignment Agreement (as disclosed in Schedule 5.9, Attachment A, Number 19) of the Master Craft trademark to Petters Group Worldwide, LLC.
(section 5.26(7))
See Attachment A to Schedule 5.26, (Company or Subsidiary Expenditures (or series of related expenditures) involving more than $25,000 singly or $100,000 in the aggregate)
(section 5.26(8))
The Company has entered into a Trademark Sale and Assignment Agreement (as disclosed in Schedule 5.9, Attachment A, Number 19) of the Master Craft trademark to Petters Group Worldwide, LLC.
Schedule 5.28 Suppliers and Vendors.
The Company is past due on various inventory and expense payables. The aggregate amount of past due amounts as of February 9, 2004, was $5,652,657. The Company intends to promptly satisfy its obligations following closing of this Agreement and other Transaction Documents.
Schedule 6.1(h)
NONE except those listed in Schedule 5.5